Exhibit 99.1

News	Power Solutions International	201 Mittel Drive Wood Dale, IL 60191 www.psiengines.com

For Release:

12/17/12

PSI and MAT to bring cleantech engine production to Asia

WOOD DALE, IL – Cleantech engine supplier Power Solutions International, Inc. (PSI, OTCBB:PSIX) announced today a China-based joint venture with global manufacturerMAT Holdings, Inc. (MAT). The partnership will allow the companies to support PSI’s existing customers in Asia and better serve that region’s growing market for natural gas, propane, and gasoline engines.

The joint venture will draw on relationships the companies have already established in the region. PSI sells a large number of engines to customers based in Asia, and the MAT family of companies manufactures out of multiple worldwide locations including China, Vietnam, and India. The joint venture will utilize MAT’s extensive network of Asian vendors and contacts to establish a Chinese business based on PSI’s innovative cleantech engine line up.

PSI currently supplies engines to Chinese forklift manufacturers and other material-handling equipment manufacturers from its US base of operations. According to Eric Cohen, PSI’s Chief Operating Officer, PSI’s customers collectively comprise more than 50% of China’s forklift market, having collected combined revenue of over $1.3 billion in 20111. China accounts for over 70% of the Asian forklift market and is reported to be the largest forklift market in the world with sales exceeding 300,000 units per year2.

“PSI’s existing and prospective customers have requested that we establish operations in China,” Mr. Cohen said. “Our customers see a wave of demand building in China for PSI’s state-of-the-art clean-fuel engines. Our JV partnership with MAT, utilizing MAT’s extensive operational capabilities in China, will allow us to set up and grow rapidly in China.”

PSI’s leadership believes its company’s emphasis on leading-edge technologies and investments in personnel will give the joint venture a significant advantage over competing Asian businesses. Along with its existing product line, PSI will contribute engineering resources, customer service tools, and key financing to the endeavor.

[1]	Based on internal data together with data from the World Industrial Truck Statistics (WITS) organization.
[2]	Per the Research In China 2012 “Global and China Forklift Industry Report.” Available at http://www.reportlinker.com/p0332464-summary/Global-and-China-Forklift-Industry-Report.html

MAT and its subsidiaries utilize global manufacturing and logistics to supply high-quality products in three main areas, including automotive hard parts, power equipment, and hardware.

The joint venture is to begin by supplying 2.0 liter and 2.4 liter engines to PSI’s material-handling customers based in China. The ultimate plan for the new company is to supply alternative-fuel engines and power systems suited to a wide variety of applications throughout Asia.

Current trends in the Asia market — especially in China — may favor business projects involving alternative fuels. According to the International Energy Agency’s June 2012 report3, China will more than double its natural gas consumption over the next five years. In addition, the country’s most recent Five-Year Plan calls for a 17% reduction in carbon emissions by 20154.

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About PSI

Power Solutions International (PSI) is a leading global provider of cleantech power solutions. The company designs, engineers, and manufactures engine assemblies for the industrial and on-road sectors and offers fuel-flexible, low-emission engines ranging from .97 liters to 22 liters of displacement. PSI’s power systems are used worldwide in trucks and buses, power generators, forklifts, aerial lifts, and industrial sweepers, as well as in equipment used for oil and gas extraction, aircraft ground support, agriculture, and construction. More information is available online at www.powersint.com.

About MAT Holdings

MAT Holdings, Inc. is a privately held company, founded in 1984, that has quickly grown as a respected global manufacturer, distributor and marketer of products in the automotive, fencing and hardware, and power equipment sectors. Headquartered in Long Grove, Illinois it has operations on three continents, including 2.1 million square feet of U.S. distribution and manufacturing space, and provides its customers with a full range of services including U.S. and overseas engineering, quality assurance, logistical and distribution support, strategic warehousing, bi-lingual sourcing, product development and marketing. For more information regarding MAT Holdings, Inc. and its family of companies go to www.mat-holdings.com.

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For more information about this release, please contact:

Jeremy Lessaris

Director of Marketing

Power Solutions International

201 Mittel Dr.

Wood Dale, IL 60191

www.psiengines.com

Phone: 1.630.350.9400

E-mail: jlessaris@psiengines.com

Bob Craig

Media Contact

MAT Holdings

Phone: 847.383.8595

[3]	“Medium-Term Gas Market Report 2012,” released at the World Gas Conference 2012. See www.iea.org.
[4]	As reported in the US-China Economic and Security Review Commission publication, “Backgrounder: China’s 12th Five-Year Plan.” See http://www.uscc.gov/researchpapers/2011/12th-FiveYearPlan_062811.pdf.